COLLATERAL AGENT AGREEMENT

COLLATERAL AGENT AGREEMENT (this "Agreement") dated as of October 8, 2009, is by and among (a) Collateral Agents, LLC, a New York limited liability company as Collateral Agent, (b) the Senior Secured Note Holders identified on Schedule A hereto, and (c) the Junior Secured Note Holders identified on Schedule B hereto.

RECITALS:

A. China Cablecom Holdings, Ltd., a British Virgin Islands company (together with its successors and assigns and any receiver, trustee or debtor-in-possession on its behalf or on behalf of any successor or assign, the "Borrower"), and Senior Secured Note Holders shall enter into that certain Subscription Agreement on or about October 9, 2009 (as amended, restated, refinanced, supplemented or otherwise modified from time to time as permitted hereunder, the "Senior Secured Subscription Agreement"), pursuant to which Senior Secured Note Holders will make loans and certain other financial accommodations secured by liens on and security interests in substantially all of the assets and properties of Borrower located outside of the People's Republic of China, to be evidenced by certain Senior Secured Notes of even date therewith in an original aggregate principal amount of $33,000,000 and in the individual original principal amounts set forth on Schedule A hereto (the "Senior Secured Notes").

B. Pursuant to a Security Agreement to be executed as of the date of the Senior Secured Subscription Agreement (as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the "Senior Secured Security Agreement") by Borrower in favor of the Collateral Agent, Borrower shall grant the Collateral Agent, for its benefit and the benefit of the Senior Secured Note Holders, a security interest in, lien upon and pledge of its rights in the Collateral (as defined therein).

C. China Cablecom Ltd., a British Virgin Islands company and wholly-owned Subsidiary of the Borrower shall guarantee all obligations, liabilities and indebtedness of every nature of Borrower from time to time owed or owing under or in respect of the Senior Secured Notes, and the other Transaction Documents as defined in the Senior Secured Subscription Agreement, as the case may be, pursuant to the terms of that certain Guaranty to be executed as of the date of the Senior Secured Subscription Agreement (as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the "Senior Secured Guaranty") by China Cablecom Ltd. in favor of the Collateral Agent (on its behalf and on behalf of the Senior Secured Note Holders).

D. Borrower and Junior Secured Note Holders have entered into that certain Secured Notes Exchange and Waiver Agreement dated as of the date hereof (as amended, restated, refinanced, supplemented or otherwise modified from time to time as permitted hereunder, the "Junior Secured Exchange Agreement"), pursuant to which Junior Secured Note Holders made loans and certain other financial accommodations secured by liens on and security interests in substantially all of the assets and properties of Borrower located outside of the People's Republic of China, as evidenced by those certain Secured Notes of even date therewith in an original aggregate principal amount of $18,000,000 and in the individual original principal amounts set forth on Schedule B hereto (the "Junior Secured Notes").

E. Pursuant to a Security Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the "Junior Secured Security Agreement") by Borrower in favor of the Collateral Agent, Borrower granted the Collateral Agent, for its benefit and the benefit of the Junior Secured Note Holders, a security interest in, lien upon and pledge of its rights in the Collateral (as defined therein).

F. China Cablecom Ltd. guaranteed all obligations, liabilities and indebtedness of every nature of Borrower from time to time owed or owing under or in respect of the Junior Secured Notes, and the other Transaction Documents as defined in the Junior Secured Exchange Agreement, as the case may be, pursuant to the terms of that certain Guaranty dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time, the "Junior Secured Guaranty") by China Cablecom Ltd. in favor of the Collateral Agent (on its behalf and on behalf of the Junior Secured Note Holders).

G. Borrower and certain unsecured note holders of Borrower ("Unsecured Note Holders") shall enter into that certain Unsecured Note Exchange Agreement as of the date of the Senior Secured Subscription Agreement (as amended, restated, refinanced, supplemented or otherwise modified from time to time as permitted hereunder, the "Unsecured Note Exchange Agreement"), pursuant to which Unsecured Note Holders will make loans to Borrower evidenced by those certain Unsecured Notes of even date therewith in an original aggregate principal amount of $11,000,000 and in the individual original principal amounts set forth on Schedule C hereto (the "Unsecured Notes").

H. The Collateral Agent and Junior Secured Note Holders have entered or are contemporaneously herewith entering into, and the Senior Secured Noteholders and Unsecured Noteholders shall enter into on the date of the Senior Secured Subscription Agreement, an Intercreditor Agreement (the "Intercreditor Agreement"), in order to among other, establish their relative rights in the Collateral and vis-à-vis the Borrower.

I. Collateral Agent, on behalf of itself and the Senior Secured Note Holders and Junior Secured Note Holders; and the Senior Secured Note Holders and the Junior Secured Note Holders, each on his own behalf, desire to enter into this Agreement to, among other things to provide for the orderly sharing among them, in accordance with the priorities set forth in the Intercreditor Agreement, of the Proceeds of the Collateral upon any foreclosure thereon or other disposition thereof and the enforcement of their rights under the Junior Secured Debt Documents and Senior Secured Debt Documents.

In consideration of the mutual benefits accruing to Collateral Agent, Senior Secured Note Holders, and the Junior Secured Note Holders hereunder and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. Definitions.

All capitalized terms used herein but not defined herein shall have the meanings set forth in the Intercreditor Agreement. In addition, as used in this Agreement (including in the preamble and recitals above), the following terms shall have the meanings ascribed to them below (all references to any term in the plural shall include the singular and all references to any term in the singular shall include the plural):

"Borrower Documents" shall mean collectively the Senior Secured Debt Documents and the Junior Secured Debt Documents.

"Lenders" shall mean collectively the Senior Secured Note Holders and the Junior Secured Note Holders.

"Notes" shall mean collectively the Senior Secured Notes and the Junior Secured Notes.

"Obligations" shall mean the Senior Secured Debt and the Junior Secured Debt.

2. Appointment of the Collateral Agent.

The Lenders hereby appoint and reappoint the Collateral Agent (and the Collateral Agent hereby accepts such appointment) to take any action including, without limitation, the registration of any Collateral in the name of the Collateral Agent or its nominees prior to or during the continuance of a Default, the exercise of voting rights upon the occurrence and during the continuance of a Default, the application of any cash collateral received by the Collateral Agent to the payment of the Obligations, the making of any demand under the Borrower Documents, the exercise of any remedies given to the Collateral Agent pursuant to the Borrower Documents and the exercise of any authority pursuant to the appointment of the Collateral Agent as an attorney-in-fact pursuant to the Borrower Documents that the Collateral Agent deems necessary or proper for the administration of the Collateral pursuant to the Borrower Documents. Upon disposition of the Collateral in accordance with the Borrower Documents, the Collateral Agent shall promptly distribute any cash or Collateral in accordance with the Intercreditor Agreement. Lenders must notify Collateral Agent in writing of the issuance or reissuance of Notes to Lenders by Borrower. The Collateral Agent will not be required to act hereunder in connection with Notes the issuance of which was not disclosed in writing to the Collateral Agent nor will the Collateral Agent be required to act on behalf of any assignee of Notes without the written consent of Collateral Agent which will not be unreasonably withheld. The Collateral Agent does not assume any duty or obligation hereunder to the Unsecured Note Holders, nor does the Collateral Agent have any duty or obligation to the Unsecured Note Holders.

3. Action by the Majority in Interest.

(a) Certain Actions. Each of the Lenders covenants and agrees that only a Majority in Interest shall have the right, but not the obligation, to undertake the following actions (it being expressly understood that less than a Majority in Interest hereby expressly waive the following rights that they may otherwise have under the Borrower Documents):

(i) Acceleration. If a Default occurs, after the applicable cure period, if any, a Majority in Interest may, on behalf of all the Lenders, instruct the Collateral Agent to provide to Borrower and/or any Obligor notice to cure such default and/or declare the unpaid principal amount of the Notes to be due and payable, together with any and all accrued interest thereon and all costs payable pursuant to such Notes;

(ii) Enforcement. Upon the occurrence of any Default after the applicable cure period, if any, a Majority in Interest may instruct the Collateral Agent to proceed to protect, exercise and enforce, on behalf of all the Lenders, their rights and remedies under the Borrower Documents against Borrower and/or any Obligor, and such other rights and remedies as are provided by law or equity; and

(iii) Waiver of Past Defaults. A Majority in Interest may instruct the Collateral Agent to waive any Default by written notice to Borrower and/or any Obligor, and the other Lenders, but not waive damages accrued or accruing until the effective date of such waiver.

(b) Permitted Subordination and Release. A Majority in Interest may instruct the Collateral Agent to agree to release in whole or in part or to subordinate any Collateral to any claim or other actual or proposed security interest and may enter into any agreement with Borrower and/or any Obligor to evidence such subordination; provided, however, that subsequent to any such release or subordination, each Senior Secured Note and each Junior Secured Note shall remain pari passu with each

such other Senior Secured Note and Junior Secured Note, respectively, held by each holder of a Senior Note or Junior Secured Note, as the case may be.

(c) Further Actions. A Majority in Interest may instruct the Collateral Agent to take any action that it may take under this Agreement by instructing the Collateral Agent in writing to take such action on behalf of all the Lenders.

(d) Majority in Interest. For so long as any obligations remain outstanding on the Notes issued to the Senior Secured Note Holders, Majority in Interest for the purposes of this Agreement and the Borrower Documents shall mean Senior Secured Note Holders who hold more than fifty percent (50%) of the outstanding Senior Secured Debt. Upon Discharge of Senior Secured Debt, Majority in Interest shall mean, and solely with respect to actions affecting only the Junior Secured Notes and Junior Secured Debt Documents, more than fifty percent (50%) of the outstanding Junior Secured Debt.

4. Power of Attorney.

(a) To effectuate the terms and provisions hereof, the Lenders hereby appoint the Collateral Agent as their attorney-in-fact (and the Collateral Agent hereby accepts such appointment) for the purpose of carrying out the provisions of this Agreement including, without limitation, taking any action on behalf of, or at the instruction of, the Majority in Interest at the written direction of the Majority in Interest and executing any consent authorized pursuant to this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable (and lawful) to accomplish the purposes hereof.

(b) All acts done under the foregoing authorization are hereby ratified and approved and neither the Collateral Agent nor any designee nor agent thereof shall be liable for any acts of commission or omission, for any error of judgment, for any mistake of fact or law except for acts of gross negligence or willful misconduct.

(c) This power of attorney, being coupled with an interest, is irrevocable while this Agreement remains in effect.

5. Expenses of the Collateral Agent. The Lenders shall pay any and all reasonable costs and expenses incurred by the Collateral Agent, including, without limitation, reasonable costs and expenses relating to all waivers, releases, discharges, satisfactions, modifications and amendments of this Agreement, the administration and holding of the Collateral, insurance expenses, and the enforcement, protection and adjudication of the parties' rights hereunder by the Collateral Agent, including, without limitation, the reasonable disbursements, expenses and fees of the attorneys the Collateral Agent may retain, if any, each of the foregoing in proportion to their holdings of the Notes.

6. Reliance on Documents and Experts. The Collateral Agent shall be entitled to rely upon any notice, consent, certificate, affidavit, statement, paper, document, writing or communication (which may be by telegram, cable, telex, telecopier, pdf format, or telephone) reasonably believed by it to be genuine and to have been signed, sent or made by the proper person or persons, and upon opinions and advice of its own legal counsel, independent public accountants and other experts selected by the Collateral Agent.

7. Duties of the Collateral Agent; Standard of Care.

(a) The Collateral Agent's only duties are those expressly set forth in this Agreement, and the Collateral Agent hereby is authorized to perform those duties in accordance with commercially reasonable practices. The Collateral Agent may exercise or otherwise enforce any of its rights, powers, privileges, remedies and interests under this Agreement and applicable law or perform any of its duties under this Agreement by or through its officers, employees, attorneys, or agents.

(b) The Collateral Agent shall act in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances.

(c) Any funds held by the Collateral Agent hereunder need not be segregated from other funds except to the extent required by law. The Collateral Agent shall be under no liability for interest on any funds received by it hereunder.

8. Resignation. The Collateral Agent may resign and be discharged of its duties hereunder at any time by giving written notice of such resignation to the other parties hereto, stating the date such resignation is to take effect. Within five (5) days of the giving of such notice, a successor collateral agent shall be appointed by the Majority in Interest; provided, however, that if a Majority in Interest is unable so to agree upon a successor within such time period, and notify the Collateral Agent during such period of the identity of the successor collateral agent, the successor collateral agent may be a person designated by the Collateral Agent, and any and all fees of such successor collateral agent shall be the joint and several obligation of the Lenders. The Collateral Agent shall continue to serve until the effective date of the resignation or until its successor accepts the appointment and receives the Collateral held by the Collateral Agent but shall not be obligated to take any action hereunder. The Collateral Agent may deposit any Collateral with the Supreme Court of the State of New York for New York County or any such other court in New York State that accepts such Collateral.

9. Exculpation. The Collateral Agent and its officers, employees, attorneys and agents, shall not incur any liability whatsoever for the holding or delivery of Collateral, Proceeds, or documents or the taking of any other action in accordance with the terms and provisions of this Agreement, for any mistake or error in judgment, for compliance with any applicable law or any attachment, order or other directive of any court or other authority (irrespective of any conflicting term or provision of this Agreement), or for any act or omission of any other person engaged by the Collateral Agent in connection with this Agreement, unless occasioned by the exculpated person's own gross negligence or willful misconduct; and each party hereto hereby waives any and all claims and actions whatsoever against the Collateral Agent and its officers, employees, attorneys and agents, arising out of or related directly or indirectly to any or all of the foregoing acts, omissions and circumstances.

10. Indemnification. The Lenders hereby agree to indemnify, reimburse and hold harmless the Collateral Agent and its directors, officers, employees, attorneys and agents, jointly and severally, from and against any and all claims, liabilities, losses and expenses that may be imposed upon, incurred by, or asserted against any of them, arising out of or related directly or indirectly to this Agreement or the Collateral, except such as are occasioned by the indemnified person's own gross negligence or willful misconduct.

11. Miscellaneous.

(a) Rights and Remedies Not Waived. No act, omission or delay by the Collateral Agent shall constitute a waiver of the Collateral Agent's rights and remedies hereunder or otherwise. No single or partial waiver by the Collateral Agent of any default hereunder or right or remedy that it may

have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion.

(b) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to **conflicts of laws** that would **result in the application of the** substantive laws of **another jurisdiction**.

(c) Waiver of Jury Trial and Setoff; Consent to Jurisdiction; Etc.

(i) In any litigation in any court with respect to, in connection with, or arising out of this Agreement or any instrument or document delivered pursuant to this Agreement, or the validity, protection, interpretation, collection or enforcement hereof or thereof, or any other claim or dispute howsoever arising, between the Collateral Agent and the Lenders or any Lender, then each Lender, to the fullest extent it may legally do so, (A) waives the right to interpose any setoff, recoupment, counterclaim or cross-claim in connection with any such litigation, irrespective of the nature of such setoff, recoupment, counterclaim or cross-claim, unless such setoff, recoupment, counterclaim or cross-claim could not, by reason of any applicable federal or state procedural laws, be interposed, pleaded or alleged in any other action; and (B) **WAIVES TRIAL BY JURY IN CONNECTION WITH ANY SUCH LITIGATION AND ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH LENDER AGREES THAT THIS SECTION 11(c) IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT THE COLLATERAL AGENT WOULD NOT ENTER THIS AGREEMENT IF THIS SECTION 11(c) WERE NOT PART OF THIS AGREEMENT.**

(ii) Each Lender irrevocably consents to the exclusive jurisdiction of any State or Federal Court located within the County of New York, State of New York, in connection with any action or proceeding arising out of or relating to this Agreement or any document or instrument delivered pursuant to this Agreement or otherwise. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement or any other Transaction Document by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. Each Lender hereby waives, to the fullest extent it may effectively do so, the defenses of forum non conveniens and improper venue.

(d) Admissibility of this Agreement. Each of the Lenders agrees that any copy of this Agreement signed by it and transmitted by telecopier for delivery to the Collateral Agent shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

(e) Address for Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by a reputable overnight courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon hand delivery

or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours, or the first business day following such delivery (if delivered other than on a business day during normal business hours), (ii) on the first business day following the date deposited with an overnight courier service with charges prepaid, or (iii) on the fifth business day following the date of mailing pursuant to subpart (b) above, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

In the case of the Collateral Agent, to:

Collateral Agents, LLC
111 West 57th Street, Suite 1416
New York, NY 10019
Attn: General Counsel
Fax: (212) 245-9101

In the case of the Lenders, to:

To the address and telecopier number set forth on the signature pages hereto.

If to Lender or Collateral Agent, with a copy by telecopier only to:

Grushko & Mittman, P.C.
551 Fifth Avenue, Suite 1601
New York, New York 10176
Attn: Barbara R. Mittman, Esq.
Fax: (212) 697-3575

Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Attn: Mitchell S. Nussbaum, Esq.
Fax: (212) 202-7829

Chardan Capital Markets LLC
17 State Street, Suite 1600
New York, NY 10004
Attn: Kerry Propper
Fax: (646) 465-9039

(f) Amendments and Modification; Additional Lender. No provision hereof shall be modified, altered, waived or limited except by written instrument expressly referring to this Agreement and to such provision, and executed by the parties hereto. Any transferee of a Note who acquires a Note after the date hereof will become a party hereto by signing the signature page and sending an executed copy of this Agreement to the Collateral Agent and receiving a signed acknowledgement from the Collateral Agent.

(g) Fee. In addition to any other fees and expenses set forth herein, upon the occurrence of a Default, the Lenders collectively shall pay the Collateral Agent the sum of $10,000 on account, to apply against an hourly fee of $500 to be paid to the Collateral Agent by the Lenders for services rendered pursuant to this Agreement. All payments due to the Collateral Agent under this Agreement including reimbursements must be paid when billed. The Collateral Agent may refuse to act on behalf of or make a distribution to any Lender who is not current in payments to the Collateral Agent. Payments required pursuant to this Agreement shall be pari passu to the Lenders' interests in the Notes. The Collateral Agent is hereby authorized to deduct any sums due the Collateral Agent from Collateral in the Collateral Agent's possession.

(h) Collateral Agent may generally engage in any kind of business with any of the parties hereto or any subsidiary or affiliate thereof as if it had not entered into this Agreement. Collateral Agent and its affiliates and their officers, directors, employees, and agents (including legal counsel) may now or hereafter be engaged in one or more transactions with any party hereto or may act as trustee, agent or representative of any party hereto, or otherwise be engaged in other transactions with such parties (collectively, the "Other Activities"). Without limiting the forgoing, Collateral Agent and its affiliates and their officers, directors, employees, and agents (including legal counsel) shall not be responsible to account to any party hereto for such other activities.

(j) Counterparts/Execution. This Agreement may be executed in any number of counterparts and by the different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Agreement may be executed by facsimile signature and delivered by facsimile transmission.

(j) Successors and Assigns. Whenever in this Agreement reference is made to any party, such reference shall be deemed to include the successors, assigns, heirs and legal representatives of such party. No party hereto may transfer any rights under this Agreement, unless the transferee agrees to be bound by, and comply with all of the terms and provisions of this Agreement, as if an original signatory hereto on the date hereof.

(k) Captions: Certain Definitions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement. As used in this Agreement the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

(l) Severability. In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by an authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability (i) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (ii) by or before any other authority of any of the terms and provisions of this Agreement.

(m) Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all other agreements and understandings, oral or written, with respect to the matters contained herein.

(n) Schedules. The Collateral Agent is authorized to annex hereto any schedules referred to herein.

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Agent Agreement to be signed, by their respective duly authorized officers or directly, as of the date first written above.

"COLLATERAL AGENT"
COLLATERAL AGENTS, LLC

By: ______________________________

Its: ______________________________

ACKNOWLEDGED:

"BORROWER"
CHINA CABLECOM HOLDINGS, LTD.
a British Virgin Islands company

By: ______________________________

Its: ______________________________

"OBLIGOR and SUBSIDIARY"
CHINA CABLECOM LTD.
a British Virgin Islands company

By: ______________________________

Its: ______________________________

IN WITNESS WHEREOF, the parties hereto have caused this Collateral Agent Agreement to be signed, by their respective duly authorized officers or directly, as of the date first written above.

"COLLATERAL AGENT"
COLLATERAL AGENTS, LLC

By: [signature], Robert [signature]

Its: CEO

ACKNOWLEDGED:

"BORROWER"
CHINA CABLECOM HOLDINGS, LTD.
a British Virgin Islands company

By: ______________________

Its: ______________________

"OBLIGOR and SUBSIDIARY"
CHINA CABLECOM LTD.
a British Virgin Islands company

By: ______________________

Its: ______________________